                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G
                               (Amendment No. 1)

                   Under the Securities Exchange Act of 1934

                                 Demegen, Inc.

                          ____________________________
                                (Name of Issuer)


                                     COMMON

                           _________________________
                         (Title of Class of Securities)

                                  24804S-10-6

                           --------------------------
                                 (CUSIP Number)

                               December 31, 2000

                               -----------------
             (Date of Event Which Require Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[_]  Rule 13d-1(b) (Qualified Investor)

[_]  Rule 13d-1(c) (Passive Investor)

[X]  Rule 13d-1(d) (Exempt Investor)

**The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 004404109

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CEO Venture Fund III
           IRS Id. No.:  25-1802944

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [_]
                                                       (b) [X]

3.   SEC USE ONLY                                      Membership in any
                                                       group is disclaimed.

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  Pennsylvania

                          5.  SOLE VOTING POWER                   12,742,778
                                                                  ----------

NUMBER OF                 6.  SHARED VOTING POWER                        0
SHARES                                                            ----------
BENEFICIALLY
OWNED BY
EACH                      7.  SOLE DISPOSITIVE POWER              12,742,778
REPORTING                                                         ----------
PERSON
WITH                      8.  SHARED DISPOSITIVE POWER                   0
                                                                  ----------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,742,778*
           ----------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

           N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           31.7%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTION)

           PN

*The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 400,000 shares of Common Stock; (3) a warrant to purchase 5,365,556 shares of Common Stock; (4) options to purchase 50,000 shares of Common Stock; and (5) a replacement warrant to purchase 2,482,778 shares of Common Stock.

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Colker and Newlin Management Associates III
     IRS Id. No.:  25-1812983

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [_]
                                                       (b) [X]

3.   SEC USE ONLY                                      Membership in any
                                                       group is disclaimed.

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  Pennsylvania

5.   SOLE VOTING POWER                                                0
                                                                  ----------

NUMBER OF                 6.  SHARED VOTING POWER                 12,742,778**
SHARES                                                            ----------
BENEFICIALLY
OWNED BY
EACH                      7.  SOLE DISPOSITIVE POWER                  0
REPORTING                                                         ----------
PERSON
WITH                      8.  SHARED DISPOSITIVE POWER            12,742,778**
                                                                  ----------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,742,778*
           ----------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

           N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           31.7%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTION)

           PN

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 400,000 shares of Common Stock; (3) a warrant to purchase 5,365,556 shares of Common Stock; (4) options to purchase 50,000 shares of Common Stock; and (5) a replacement warrant to purchase 2,482,778 shares of Common Stock.

** Shares held by CEO Venture Fund III, a limited partnership of which the reporting person is general partner. The reporting person disclaims beneficial ownership of such shares.

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           William R. Newlin

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [_]
                                                      (b) [X]

3.   SEC USE ONLY                                     Membership in any
                                                      group is disclaimed.

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  USA

                          5.  SOLE VOTING POWER                       0
                                                                  ----------

NUMBER OF                 6.  SHARED VOTING POWER                 12,742,778**
SHARES                                                            ----------
BENEFICIALLY
OWNED BY
EACH                      7.  SOLE DISPOSITIVE POWER                  0
REPORTING                                                         ----------
PERSON
WITH                      8.  SHARED DISPOSITIVE POWER            12,742,778**
                                                                  ----------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,742,778*
           ----------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

           N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           31.7%

12.  TYPE OF REPORTING PERSON  (SEE INSTRUCTION)

           IN

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 400,000 shares of Common Stock; (3) a warrant to purchase 5,365,556 shares of Common Stock; (4) options to purchase 50,000 shares of Common Stock; and (5) a replacement warrant to purchase 2,482,778 shares of Common Stock.

** Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is managing general partner. The reporting person disclaims beneficial ownership of such shares.

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James Colker

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [_]
                                                       (b) [X]

3.   SEC USE ONLY                                      Membership in any
                                                       group is disclaimed.

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  USA

                          5.  SOLE VOTING POWER                       0
                                                                  ----------

NUMBER OF                 6.  SHARED VOTING POWER                 12,742,778**
SHARES                                                            ----------
BENEFICIALLY
OWNED BY
EACH                      7.  SOLE DISPOSITIVE POWER                  0
REPORTING                                                         ----------
PERSON
WITH                      8.  SHARED DISPOSITIVE POWER            12,742,778**
                                                                  ----------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,742,778*
           ----------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

           N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           31.7%

12.  TYPE OF REPORTING PERSON  (SEE INSTRUCTION)

           IN

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 400,000 shares of Common Stock; (3) a warrant to purchase 5,365,556 shares of Common Stock; (4) options to purchase 50,000 shares of Common Stock; and (5) a replacement warrant to purchase 2,482,778 shares of Common Stock.

** Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is managing general partner. The reporting person disclaims beneficial ownership of such shares.

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Gary G. Glausser

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [_]
                                                      (b) [X]

3.   SEC USE ONLY                                     Membership in any
                                                     group is disclaimed.

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  USA

                          5.  SOLE VOTING POWER                       0
                                                                  ----------

NUMBER OF                 6.  SHARED VOTING POWER                     0
SHARES                                                            ----------
BENEFICIALLY
OWNED BY
EACH                      7.  SOLE DISPOSITIVE POWER                  0
REPORTING                                                         ----------
PERSON
WITH                      8.  SHARED DISPOSITIVE POWER            12,742,778**
                                                                  ----------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,742,778*
           ----------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

           N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           31.7%

12.  TYPE OF REPORTING PERSON  (SEE INSTRUCTION)

           IN

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 400,000 shares of Common Stock; (3) a warrant to purchase 5,365,556 shares of Common Stock; (4) options to purchase 50,000 shares of Common Stock; and (5) a replacement warrant to purchase 2,482,778 shares of Common Stock.

** Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Eugene R. Yost

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [_]
                                                       (b) [X]

3.   SEC USE ONLY                                      Membership in any
                                                       group is disclaimed.

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  USA

                          5.  SOLE VOTING POWER                       0
                                                                  ----------

NUMBER OF                 6.  SHARED VOTING POWER                     0
SHARES                                                            ----------
BENEFICIALLY
OWNED BY
EACH                      7.  SOLE DISPOSITIVE POWER                  0
REPORTING                                                         ----------
PERSON
WITH                      8.  SHARED DISPOSITIVE POWER            12,742,778**
                                                                  ----------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,742,778*
           ----------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

           N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           31.7%

12.  TYPE OF REPORTING PERSON  (SEE INSTRUCTION)

           IN

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 400,000 shares of Common Stock; (3) a warrant to purchase 5,365,556 shares of Common Stock; (4) options to purchase 50,000 shares of Common Stock; and (5) a replacement warrant to purchase 2,482,778 shares of Common Stock.

** Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Glen F. Chatfield

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [_]
                                                       (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  USA

                          5.  SOLE VOTING POWER                       0
                                                                  ----------

NUMBER OF                 6.  SHARED VOTING POWER                     0
SHARES                                                            ----------
BENEFICIALLY
OWNED BY
EACH                      7.  SOLE DISPOSITIVE POWER                  0
REPORTING                                                         ----------
PERSON
WITH                      8.  SHARED DISPOSITIVE POWER            12,742,778**
                                                                  ----------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING  PERSON

           12,742,778*
           ----------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

           N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           31.7%

12.  TYPE OF REPORTING PERSON  (SEE INSTRUCTION)

           IN

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 400,000 shares of Common Stock; (3) a warrant to purchase 5,365,556 shares of Common Stock; (4) options to purchase 50,000 shares of Common Stock; and (5) a replacement warrant to purchase 2,482,778 shares of Common Stock.

** Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Ned J. Renzi

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [_]
                                                       (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  USA

                          5.  SOLE VOTING POWER                       0
                                                                  ----------

NUMBER OF                 6.  SHARED VOTING POWER                     0
SHARES                                                            ----------
BENEFICIALLY
OWNED BY
EACH                      7.  SOLE DISPOSITIVE POWER                  0
REPORTING                                                         ----------
PERSON
WITH                      8.  SHARED DISPOSITIVE POWER            12,742,778**
                                                                  ----------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING  PERSON

           12,742,778*
           ----------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

           N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           31.7%

12.  TYPE OF REPORTING PERSON  (SEE INSTRUCTION)

           IN

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 400,000 shares of Common Stock; (3) a warrant to purchase 5,365,556 shares of Common Stock; (4) options to purchase 50,000 shares of Common Stock; and (5) a replacement warrant to purchase 2,482,778 shares of Common Stock.

** Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

Item 1 (a)     Name of issuer:

               Demegen, Inc.

Item 1 (b)     Address of issuer's principal executive offices:
               1051 Brinton Road
               Pittsburgh, PA  15221

Item 2 (a)     Name of person filing:

               CEO Venture Fund III

Item 2 (b)     Address of principal business office:

               c/o CEO Venture Fund
               Suite 160
               2000 Technology Drive
               Pittsburgh, PA  15219

Item 2 (c)     Citizenship or Place of Organization:  Pennsylvania

Item 2 (d)     Title of class of securities: COMMON

Item 2 (e)     Cusip No.: 24804S-10-6

Item 3 If this statement is being filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) Check this box Not Applicable.

Item 4         Ownership

Item 4 (a)     Amount beneficially owned:                      12,742,778*
                                                               ----------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 400,000 shares of Common Stock; (3) a warrant to purchase 5,365,556 shares of Common Stock; (4) options to purchase 50,000 shares of Common Stock; and (5) a replacement warrant to purchase 2,482,778 shares of Common Stock.

Item 4 (b)     Percent of class:  31.7%

Item 4 (c)     (i)   sole power to vote:                       12,742,778
                                                               ----------
               (ii)  shared power to vote:                         -0-
                                                               ----------
               (iii) sole power to dispose:                    12,742,778
                                                               ----------
               (iv)  shared power to dispose                       -0-
                                                               ----------

Item 5        Ownership of 5 percent or less of a class:  Not Applicable

Item 6         Ownership of more than 5 percent on behalf of another
               person:    Not Applicable

Item 7         Identification and classification of subsidiary:   Not Applicable
Item 8 Identification and classification of members of the group: Not Applicable

Item 9         Notice of dissolution of the group:    Not Applicable
Item 10        Certification:


               Materials to be Filed as Exhibits
               ---------------------------------

               Exhibit 1        Agreement between the reporting persons
                                with respect to the filing of this Schedule 13G.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

Item 1 (a)     Name of issuer:

               Demegen, Inc.

Item 1 (b)     Address of issuer's principal executive offices:
               1051 Brinton Road
               Pittsburgh, PA  15221

Item 2 (a)     Name of person filing:

               Colker and Newlin Management Associates III
Item 2 (b)     Address of principal business office:

               c/o CEO Venture Fund
               Suite 160
               2000 Technology Drive
               Pittsburgh, PA  15219

Item 2 (c)     Citizenship or Place of Organization:  Pennsylvania

Item 2 (d)     Title of class of securities:  COMMON

Item 2 (e)     Cusip No.: 24804S-10-6

Item 3 If this statement is being filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) Check this box Not Applicable.

Item 4         Ownership

Item 4 (a)     Amount beneficially owned:                      12,742,778*
                                                               ----------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 400,000 shares of Common Stock; (3) a warrant to purchase 5,365,556 shares of Common Stock; (4) options to purchase 50,000 shares of Common Stock; and (5) a
  replacement warrant   to purchase 2,482,778 shares of Common Stock.

Item 4 (b)     Percent of class:  31.7%

Item 4 (c)     (i)   sole power to vote:                           0
                                                               ----------
               (ii)  shared power to vote:                     12,742,778**
                                                               ----------
               (iii) sole power to dispose:                        0
                                                               ----------
               (iv)  shared power to dispose:                  12,742,778**
                                                               ----------

** Shares held by CEO Venture Fund III, a limited partnership of which the reporting person is general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5         Ownership of 5 percent or less of a class:  Not Applicable
Item 6 Ownership of more than 5 percent on behalf of another person: Not Applicable

Item 7         Identification and classification of subsidiary:  Not Applicable
Item 8 Identification and classification of members of the group: Not Applicable

Item 9         Notice of dissolution of the group:  Not Applicable
Item 10        Certification:


               Materials to be Filed as Exhibits
               ---------------------------------

               Exhibit 1        Agreement between the reporting persons
                                with respect to the filing of this Schedule 13G.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

Item 1 (a)     Name of issuer:

               Demegen, Inc.

Item 1 (b)     Address of issuer's principal executive offices:
               1051 Brinton Road
               Pittsburgh, PA  15221

Item 2 (a)     Name of person filing:

               William R. Newlin

Item 2 (b)     Address of principal business office:

               c/o CEO Venture Fund
               Suite 160
               2000 Technology Drive
               Pittsburgh, PA  15219

Item 2 (c)     Citizenship:  USA

Item 2 (d)     Title of class of securities:   COMMON

Item 2 (e)     Cusip No.: 24804S-10-6

Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable

Item 4         Ownership

Item 4 (a)     Amount beneficially owned:                      12,742,778*
                                                               ----------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 400,000 shares of Common Stock; (3) a warrant to purchase 5,365,556 shares of Common Stock; (4) options to purchase 50,000 shares of Common Stock; and (5) a replacement warrant to purchase 2,482,778 shares of Common Stock.

Item 4 (b)     Percent of class:  31.7%

Item 4 (c)     (i)   sole power to vote:                           0
                                                               ----------
               (ii)  shared power to vote:                     12,742,778**
                                                               ----------
               (iii) sole power to dispose:                        0
                                                               ----------
               (iv)  shared power to dispose:                  12,742,778**
                                                               ----------

** Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is managing general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5         Ownership of 5 percent or less of a class:  Not Applicable
Item 6 Ownership of more than 5 percent on behalf of another person: Not Applicable

Item 7         Identification and classification of subsidiary:  Not Applicable
Item 8 Identification and classification of members of the group: Not Applicable

Item 9         Notice of dissolution of the group:  Not Applicable
Item 10        Certification:

               Materials to be Filed as Exhibits
               ---------------------------------

               Exhibit 1        Agreement between the reporting persons
                                with respect to the filing of this Schedule 13G.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

Item 1 (a)     Name of issuer:

               Demegen, Inc.

Item 1 (b      Address of issuer's principal executive offices:
               1051 Brinton Road
               Pittsburgh, PA  15221

Item 2 (a)     Name of person filing:

               James Colker

Item 2 (b)     Address of principal business office:

               c/o CEO Venture Fund
               Suite 160
               2000 Technology Drive
               Pittsburgh, PA  15219

Item 2 (c)     Citizenship:  USA

Item 2 (d)     Title of class of securities:  COMMON

Item 2 (e)     Cusip No.: 24804S-10-6

Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable

Item 4         Ownership

Item 4 (a)     Amount beneficially owned:                      12,742,778*
                                                               ----------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 400,000 shares of Common Stock; (3) a warrant to purchase 5,365,556 shares of Common Stock; (4) options to purchase 50,000 shares of Common Stock; and (5) a replacement warrant to purchase 2,482,778 shares of Common Stock.

Item 4 (b)     Percent of class:  31.7%

Item 4 (c)     (i)   sole power to vote:                           0
                                                              ----------
               (ii)  shared power to vote:                    12,742,778**
                                                              ----------
               (iii) sole power to dispose:                        0
                                                              ----------
               (iv)  shared power to dispose:                  12,742,778**
                                                              ----------

** Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is managing general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5         Ownership of 5 percent or less of a class:  Not Applicable
Item 6 Ownership of more than 5 percent on behalf of another person: Not Applicable

Item 7         Identification and classification of subsidiary:  Not Applicable
Item 8 Identification and classification of members of the group: Not Applicable

Item 9         Notice of dissolution of the group:  Not Applicable

Item 10        Certification:


               Materials to be Filed as Exhibits
               ---------------------------------

               Exhibit 1        Agreement between the reporting persons
                                with respect to the filing of this Schedule 13G.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

Item 1 (a)     Name of issuer:

               Demegen, Inc.

Item 1 (b)     Address of issuer's principal executive offices:
               1051 Brinton Road
               Pittsburgh, PA  15221

Item 2 (a)     Name of person filing:

               Gary G. Glausser

Item 2 (b)     Address of principal business office:

               c/o CEO Venture Fund
               Suite 160
               2000 Technology Drive
               Pittsburgh, PA  15219

Item 2 (c)     Citizenship:  USA

Item 2 (d)     Title of class of securities:  COMMON

Item 2 (e)     Cusip No.: 24804S-10-6

Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable

Item 4         Ownership

Item 4 (a)     Amount beneficially owned:                      12,742,778*
                                                               ----------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 400,000 shares of Common Stock; (3) a warrant to purchase 5,365,556 shares of Common Stock; (4) options to purchase 50,000 shares of Common Stock; and (5) a replacement warrant to purchase 2,482,778 shares of Common Stock.

Item 4 (b)     Percent of class:  31.7%

Item 4 (c)     (i)   sole power to vote:                           0
                                                               ----------
               (ii)  shared power to vote:                         0
                                                               ----------
               (iii) sole power to dispose:                        0
                                                               ----------
               (iv)  shared power to dispose:                  12,742,778**
                                                               ----------

** Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5         Ownership of 5 percent or less of a class:  Not Applicable
Item 6 Ownership of more than 5 percent on behalf of another person: Not Applicable

Item 7         Identification and classification of subsidiary:   Not Applicable
Item 8 Identification and classification of members of the group: Not Applicable

Item 9         Notice of dissolution of the group:  Not Applicable
Item 10        Certification:

               Materials to be Filed as Exhibits
               ---------------------------------

               Exhibit 1        Agreement between the reporting persons
                                with respect to the filing of this Schedule 13G.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

Item 1 (a)     Name of issuer:

               Demegen, Inc.

Item 1 (b)     Address of issuer's principal executive offices:
               1051 Brinton Road
               Pittsburgh, PA  15221

Item 2 (a)     Name of person filing:

               Eugene R. Yost

Item 2 (b)     Address of principal business office:

               c/o CEO Venture Fund
               Suite 160
               2000 Technology Drive
               Pittsburgh, PA  15219

Item 2 (c)     Citizenship:  USA

Item 2 (d)     Title of class of securities:  COMMON

Item 2 (e)     Cusip No.: 24804S-10-6

Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable

Item 4         Ownership

Item 4 (a)     Amount beneficially owned:                      12,742,778*
                                                               ----------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 400,000 shares of Common Stock; (3) a warrant to purchase 5,365,556 shares of Common Stock; (4) options to purchase 50,000 shares of Common Stock; and (5) a replacement warrant to purchase 2,482,778 shares of Common Stock.

Item 4 (b)     Percent of class:  31.7%

Item 4 (c)     (i)   sole power to vote:                           0
                                                               ----------
               (ii)  shared power to vote:                         0
                                                               ----------
               (iii) sole power to dispose:                        0
                                                               ----------
               (iv)  shared power to dispose:                  12,742,778**
                                                               ----------

** Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5         Ownership of 5 percent or less of a class:  Not Applicable
Item 6 Ownership of more than 5 percent on behalf of another person: Not Applicable

Item 7         Identification and classification of subsidiary:  Not Applicable
Item 8 Identification and classification of members of the group: Not Applicable

Item 9         Notice of dissolution of the group:  Not Applicable
Item 10        Certification:


               Materials to be Filed as Exhibits
               ---------------------------------

               Exhibit 1        Agreement between the reporting persons
                                with respect to the filing of this Schedule 13G.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

Item 1 (a)     Name of issuer:

               Demegen, Inc.

Item 1 (b)     Address of issuer's principal executive offices:
               1051 Brinton Road
               Pittsburgh, PA  15221

Item 2 (a)     Name of person filing:

               Glen F. Chatfield

Item 2 (b)     Address of principal business office:

               c/o CEO Venture Fund
               Suite 160
               2000 Technology Drive
               Pittsburgh, PA  15219

Item 2 (c)     Citizenship:  USA

Item 2 (d)     Title of class of securities:  COMMON

Item 2 (e)     Cusip No.: 24804S-10-6

Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable

Item 4         Ownership

Item 4 (a)     Amount beneficially owned:                      12,742,778*
                                                               ----------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 400,000 shares of Common Stock; (3) a warrant to purchase 5,365,556 shares of Common Stock; (4) options to purchase 50,000 shares of Common Stock; and (5) a replacement warrant to purchase 2,482,778 shares of Common Stock.

Item 4 (b)     Percent of class:  31.7%

Item 4 (c)     (i)   sole power to vote:                           0
                                                               ----------
               (ii)  shared power to vote:                         0
                                                               ----------
               (iii) sole power to dispose:                        0
                                                               ----------
               (iv)  shared power to dispose:                  12,742,778**
                                                               ----------

** Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5         Ownership of 5 percent or less of a class:  Not Applicable
Item 6 Ownership of more than 5 percent on behalf of another person: Not Applicable

Item 7         Identification and classification of subsidiary:  Not Applicable
Item 8 Identification and classification of members of the group: Not Applicable

Item 9         Notice of dissolution of the group:  Not Applicable
Item 10        Certification:


               Materials to be Filed as Exhibits
               ---------------------------------

               Exhibit 1        Agreement between the reporting persons
                                with respect to the filing of this Schedule 13G.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

Item 1 (a)     Name of issuer:

               Demegen, Inc.

Item 1 (b)     Address of issuer's principal executive offices:
               1051 Brinton Road
               Pittsburgh, PA  15221

Item 2 (a)     Name of person filing:

               Ned J. Renzi

Item 2 (b)     Address of principal business office:

               c/o CEO Venture Fund
               Suite 160
               2000 Technology Drive
               Pittsburgh, PA  15219

Item 2 (c)     Citizenship:  USA

Item 2 (d)     Title of class of securities:  COMMON

Item 2 (e)     Cusip No.: 24804S-10-6

Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable

Item 4         Ownership

Item 4 (a)     Amount beneficially owned:                      12,742,778*
                                                               ----------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 400,000 shares of Common Stock; (3) a warrant to purchase 5,365,556 shares of Common Stock; (4) options to purchase 50,000 shares of Common Stock; and (5) a replacement warrant to purchase 2,482,778 shares of Common Stock.

Item 4 (b)     Percent of class:  31.7%

Item 4 (c)     (i)   sole power to vote:                           0
                                                               ----------
               (ii)  shared power to vote:                         0
                                                               ----------
               (iii) sole power to dispose:                        0
                                                               ----------
               (iv)  shared power to dispose:                  12,742,778**
                                                               ----------

** Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5         Ownership of 5 percent or less of a class:  Not Applicable
Item 6 Ownership of more than 5 percent on behalf of another person: Not Applicable

Item 7         Identification and classification of subsidiary:  Not Applicable
Item 8 Identification and classification of members of the group: Not Applicable

Item 9         Notice of dissolution of the group:  Not Applicable
Item 10        Certification:


               Materials to be Filed as Exhibits
               ---------------------------------

               Exhibit 1        Agreement between the reporting persons
                                with respect to the filing of this Schedule 13G.

                                  SIGNATURE
                                  ---------

  After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                    CEO VENTURE FUND III

Date:    February 13, 2001          By: COLKER AND NEWLIN
                                    MANAGEMENT ASSOCIATES III,
                                    GENERAL PARTNER


                                    By: /s/ James Colker
                                       ------------------------
                                       James Colker
                                       Managing General Partner

                                    COLKER AND NEWLIN
                                    MANAGEMENT ASSOCIATES III

Date:    February 13, 2001          By: /s/ James Colker
                                       ------------------------
                                       James Colker
                                       Managing General Partner


Date:    February 13, 2001              /s/ William R. Newlin
                                       ------------------------
                                       William R. Newlin


Date:    February 13, 2001              /s/ James Colker
                                       ------------------------
                                       James Colker

Date:    February 13, 2001             /s/ Gary G. Glausser
                                       ------------------------
                                       Gary G. Glausser


Date:    February 13, 2001             /s/ Eugene R. Yost
                                       ------------------------
                                       Eugene R. Yost


Date:    February 13, 2001             /s/ Glen F. Chatfield
                                       ------------------------
                                       Glen F. Chatfield


Date:    February 13, 2001             /s/ Ned J. Renzi
                                       ------------------------
                                       Ned J. Renzi

                                 EXHIBIT INDEX
                                 -------------

EXHIBIT NO.        DESCRIPTION                                      PAGE
----------         -----------                                      ----
    1              Agreement between the Reporting Persons with
                   respect to the filing of this Schedule 13G         28

                                   EXHIBIT 1
                                   ---------


  We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of the undersigned.

                                    CEO VENTURE FUND III

Date:    February 13, 2001          BY: COLKER AND NEWLIN
                                    MANAGEMENT ASSOCIATES III,
                                    GENERAL PARTNER

                                    By: /s/ James Colker
                                       ------------------------
                                       James Colker
                                       Managing General Partner

                                    COLKER AND NEWLIN
                                    MANAGEMENT ASSOCIATES III

Date:    February 13, 2001          By: /s/ James Colker
                                       ------------------------
                                       James Colker
                                       Managing General Partner


Date:    February 13, 2001             /s/ William R. Newlin
                                       ------------------------
                                       William R. Newlin


Date:    February 13, 2001              /s/ James Colker
                                       ------------------------
                                       James Colker

Date:    February 13, 2001             /s/ Gary G. Glausser
                                       ------------------------
                                       Gary G. Glausser


Date:    February 13, 2001             /s/ Eugene R. Yost
                                       ------------------------
                                       Eugene R. Yost


Date:    February 13, 2001              /s/ Glen F. Chatfield
                                       ------------------------
                                       Glen F. Chatfield


Date:    February 13, 2001             /s/ Ned J. Renzi
                                       ------------------------
                                       Ned J. Renzi